Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Plum Creek Timber Company, Inc. Amended and Restated Stock Incentive Plan of our reports dated March 2, 2005, with respect to the consolidated financial statements of Plum Creek Timber Company, Inc., management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Plum Creek Timber Company, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Seattle, Washington
March 3, 2005